Exhibit 99.1

Equity One, Inc.                                                 Company Contacts (305-947-1664):
1600 NE Miami Gardens Drive                                             Howard Sipzner, EVP and CFO
North Miami Beach, FL 33179                                               Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Appoints Jeffrey Olson as Chief Executive Officer and
Names Deborah Cheek as Director of Finance

NORTH MIAMI BEACH, FL - December 4, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of shopping centers, announced today that Jeffrey Olson has been elected by its Board of Directors as Chief Executive Officer of Equity One as of December 1, 2006. Mr. Olson assumes the position of CEO following the resignation of Chaim Katzman, who will continue to serve as Chairman of the Board. Olson, who joined Equity One in September, was elected President and Director of Equity One on November 3, 2006.

Equity One also announced that Deborah Cheek has joined the company as Vice President, Director of Finance. Prior to joining Equity One, Ms. Cheek served as Chief Financial Officer of Landex Corporation and as Regional Finance Director of Kimco Realty Corporation (NYSE:KIM). Prior to that, she was Corporate Controller of Mid-Atlantic Realty Trust.

“I am very pleased with the pace and progress of our management transition,” said Chaim Katzman. “Jeff has now assembled a world-class management team, and I have complete confidence in his strategic focus and his team’s ability to implement and execute his plans.”

“Under Chaim’s 15 years of leadership, Equity One has grown into one of the pre-eminent shopping center REITs in the country,” said Jeff Olson. “On behalf of all our employees, I thank him for his vision. Chaim has created a strong and stable platform that provides many opportunities for continued growth.”

About Equity One, Inc.

Equity One is a leading real estate investment trust that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains. At September 30, 2006, Equity One owned or had interests in 201 properties (including 29 in one unconsolidated joint venture) totaling 20.7 million square feet, including 16 properties under development or redevelopment. For additional information, please visit our web site at http://www.equityone.net.

Forward Looking Statements

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.